Sullivan & Worcester LLP 1666 K Street, NW Washington, DC 20006	T 202 775 1200 F 202 293 2275 www.sandw.com

September 14, 2010

Calvert Impact Fund, Inc.
4550 Montgomery Avenue, Suite 1000N
Bethesda, Maryland 20814

Ladies and Gentlemen:

We have been requested by Calvert Impact Fund, Inc., a Maryland corporation with shares of common stock, par value $0.01 per share (the "Company"), established under Articles of Incorporation dated August 25, 2000, as amended (the "Articles"), for our opinion with respect to certain matters relating to the Calvert Small Cap Value Fund (to be renamed the Calvert Small Cap Fund) (the "Acquiring Fund"), a series of the Company. We understand that the Company will be filing an amendment to its Registration Statement on Form N-14 (File No. 333-169082) for the purpose of registering shares of the Company ("Acquiring Fund Shares") under the Securities Act of 1933, as amended (the "1933 Act"), in connection with the proposed acquisition by the Acquiring Fund of all of the assets of the Calvert New Vision Small Cap Fund (the "Target Fund"), a series of The Calvert Fund, in exchange solely for Acquiring Fund Shares and the assumption by the Acquiring Fund of all of the known liabilities of the Acquired Fund pursuant to an Agreement and Plan of Reorganization, the form of which is included in the Form N-14 Registration Statement (the "Plan").

We have, as special counsel to the Company, participated in various business and other proceedings relating to the Company. We have examined copies, either certified or otherwise proved to be genuine to our satisfaction, of the Company's Articles and By-Laws, as amended and other documents relating to its organization, operation, and proposed operation, including the Plan, and we have made such other investigations as, in our judgment, are necessary or appropriate to enable us to render the opinions expressed below.

We are admitted to the Bar of the District of Columbia and generally do not purport to be familiar with the laws of the State of Maryland. To the extent that the conclusions based on the laws of the State of Maryland are involved in the opinions set forth herein below, we have relied, in rendering such opinions, upon our examination of the Maryland General Corporation Law, as amended, and our knowledge of analogous provisions of District of Columbia law.

Based upon the foregoing, and assuming the approval by shareholders of the Target Fund of certain matters scheduled for their consideration at a meeting presently anticipated to be held on November 15, 2010, it is our opinion that the Acquiring Fund Shares currently being registered, when issued in accordance with the Plan and the Company's Articles and By-Laws, will be legally issued, fully paid and non-assessable by the Company, subject to compliance with the 1933 Act, the Investment Company Act of 1940, as amended, and applicable state laws regulating the offer and sale of securities.

We hereby consent to the filing of this opinion with and as a part of the Company's Registration Statement on Form N-14. In giving such consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the 1933 Act or the rules and regulations promulgated thereunder.

Very truly yours,

/s/ Sullivan & Worcester LLP
Sullivan & Worcester LLP